Exhibit 10.30

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL  60154

Ilene Gordon

Chairman and Chief Executive Officer

PERSONAL & CONFIDENTIAL

September 28, 2010

Mr. James Zallie

5 Sea Island Court

Skillman, NJ 08558

Dear Jim:

I am pleased to confirm our offer of continued employment to you following the closing (the “Closing”) of the acquisition of National Starch LLC (“National Starch”) by Corn Products International, Inc. (“Corn Products”).  We look forward to having you join our organization according to the terms supplied in this correspondence.

You will be joining Corn Products with the title of Executive Vice President and President Global Ingredient Solutions.  You will be presented to the Board of Directors for election as a corporate officer of Corn Products on November 17, 2010.  Your formal employer will continue to be National Starch and your existing employment agreement with National Starch, including the termination, severance, non-competition and non-solicitation provisions thereof, will remain in effect, as provided therein, until the second anniversary of the Closing.

Effective upon the Closing, your annual base salary will be increased to $425,000.  Your base salary will be reviewed annually beginning at the end of 2010, with any increase to be effective on the following February 1.  You will be recommended for a salary increase to be effective February 1, 2011.

Also effective upon the Closing, your target bonus opportunity for the remainder of the 2010 performance period will be increased to 80% of base salary and a maximum of 160%, such that your prorata target bonus opportunity for the 2010 performance period will be based upon 50% of base salary for Q1, Q2 and Q3 and 80% of base salary for Q4 and shall be applied to your base salary as in effect on the last day of the performance period.  The existing financial metrics for the 2010 performance period shall remain in effect through the end of the period.  The Personal Objectives component for the fourth quarter of 2010 will be mutually agreed by the two of us.  Effective January 1, 2011, you will participate in the Corn Products short-term incentive compensation program for executives.

Effective January 1, 2011, you will participate in the Corn Products long-term incentive compensation program for executives.  During the first quarter of 2011 you will be granted long-term incentive awards with a total grant date fair market value of not less than $600,000 (determined on the date of grant of the awards).  The value of future long-term incentive awards will be based upon market data, your performance and the scope of your role and responsibilities.

Based on current practice, the long-term incentive awards granted during the first quarter of 2011 will deliver approximately 50% of the grant date fair value in the form of performance shares and 50% in the form of stock options.  Earned performance shares for 2011 will be paid in shares of Corn Products common stock based on the achievement of performance goals over a three-year performance period (January 1, 2011 — December 31, 2013), with a maximum payout of 200% of target.  It is currently anticipated that the 2011 performance share award will solely be based upon goals relating to the achievement of relative total shareholder return.  Stock option awards vest 33-1/3% on each of the first anniversaries of the date of grant.  The form and vesting of the 2011 long-term incentive program described above is subject to approval by the Compensation Committee of the Board of Directors.

You will also be provided with the following benefits:

Financial Counseling and Tax Preparation	•	Annual reimbursement of up to $5,000.
Executive Physical	•	Annual physical exam.
Company Car	•	Lease of vehicle consistent with Corn Products current policy for executives.
Health Benefits	•	You will remain under same benefit arrangements provided to other U.S. salaried employees of National Starch for 2010 and 2011.
Retirement Benefits	•	Through December 31, 2010
• Remain in same qualified and nonqualified retirement plans provided to other U.S. salaried employees of National Starch.
	•	Effective January 1, 2011
• Participate in Corn Products qualified retirement plans, Cash Balance Plan and 401(k), provided to other U.S. salaried employees of National Starch.

• Participate in Corn Products nonqualified Supplemental Executive Retirement Plan (SERP) to allow deferral of compensation and restore benefits otherwise limited by the IRS.
Vacation	•	25 days per current National Starch policy.
Relocation	•	Relocation policy to be discussed with Diane Frisch.

You will be subject to the Corn Products stock ownership targets for senior executives.  Your stock ownership target, which includes both direct and indirect ownership, is Corn Products common stock with a value equal to three times your annual base salary.  You will be expected to attain this target within five years after the Closing.

For your information, the following categories of stock ownership qualify for determining total ownership:

•                       Shares owned individually, jointly, or in a trust; whether registered in your name, a bank or brokerage account

•                       Restricted stock and restricted stock units

•                       Stock units in the Corn Products International fund within the 401(k) plan

•                       Stock units in the Corn Products International fund within the Supplemental Executive Retirement Plan (SERP)

Please indicate your acceptance of this offer in the space provided below.

Jim, I am happy to welcome you to Corn Products and look forward to working with you.

Sincerely,

Ilene S. Gordon
Chairman, President and Chief Executive Officer

I accept the terms and conditions set forth in this letter.

Signature	Date
James Zallie